Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D/A (including additional amendments thereto) with respect to the Ordinary Shares, par value $0.0001 per share, of Huahui Education Group Limited.

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: March 19, 2024

Qixuan Zhang

/s/ Qixuan Zhang

Miaoling Chen

/s/ Miaoling Chen

Xucheng Zhang

/s/ Xucheng Zhang

FEIER CO., LIMITED

/s/ Qixuan Zhang
Name:	Qixuan Zhang
Title:	Director

MEISI CO., LIMITED

/s/ Shufang Zeng
Name:	Shufang Zeng
Title:	Director

Shufang Zeng

/s/ Shufang Zeng

Junze Zhang

/s/ Junze Zhang